Exhibit 8.1

February 8, 2010

Tim Hortons Inc.

874 Sinclair Road

Oakville, ON, Canada

Re:	U.S. Tax Disclosure

Ladies and Gentlemen:

Davies Ward Phillips & Vineberg LLP (hereinafter referred to as “Davies”, “we” or “our”), have acted as U.S. counsel to Tim Hortons Inc., a Canada Business Corporations Act corporation (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”), including the prospectus included therein (the “Prospectus”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s dividend reinvestment and optional cash purchase plan (the “Plan”), and we have been asked for our opinion (this “Opinion”) regarding certain matters discussed in the Prospectus, as described below.

I.	Introduction

We have based this Opinion upon, and it is subject to, the facts and assumptions set forth herein. In rendering our Opinion, we have considered and relied upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, administrative rulings, judicial decisions, regulations, and procedures issued by the Internal Revenue Service (the “IRS” or the “Service”), and such other authorities as we have deemed appropriate. All these authorities are subject to change, either prospectively or retroactively, which could alter the consequences discussed in this Opinion. By rendering this Opinion, we undertake no responsibility to update or supplement our Opinion or to advise you with respect to any other matter or of any change in the laws or facts or in the interpretations of such laws which may occur after the date of this Opinion.

In connection with rendering our Opinion, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the Registration Statement and the Prospectus.

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In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature made in respect of the Company or the features of the Plan set forth in the Prospectus are true and correct, and all of the obligations imposed by any documents referred to in the Prospectus on the parties thereto have been and will be performed or satisfied in accordance with their terms.

In rendering this Opinion, we have assumed that the transactions contemplated by the Prospectus will be consummated in accordance with the terms and provisions of the description of these transactions in the Prospectus, and that the Prospectus accurately reflects the material facts of the transactions.

Any alteration of the facts that we have relied upon may adversely affect our Opinion.

II.	Opinion

Based on and subject to the foregoing, the statements set forth in the Prospectus under the heading “Certain Income Tax Considerations Relating To The Plan – United States Federal Income Tax Considerations” accurately describe the material U.S. federal income tax considerations relating to the Plan for the persons to whom such statements are addressed. In this regard, however, we note that the statements as to the Company’s beliefs and expectations represent the views of the Company’s management and do not represent legal opinions of its counsel.

III.	Further Information

We are members of the Bar of the State of New York. Except for the opinion expressed above, we express no opinion as to any other tax consequences of the transactions described in this Opinion to any person or entity under federal, state, local, or foreign laws. In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of the U.S. to the extent specifically referred to above. This letter is limited to the specific issues addressed, and this Opinion is limited in all respects to laws and facts existing on the date of this Opinion. By rendering this Opinion, we undertake no responsibility to update or supplement our Opinion or to advise you with respect to any other matter or of any change in the laws or facts or in the interpretations of such laws which may occur after the date of this Opinion.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement, or any amendment thereto, and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder in connection with the Registration Statement.

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Yours very truly,

DAVIES WARD PHILLIPS & VINEBERG LLP